QUEST RESOURCE HOLDING CORPORATION

3481 Plano Parkway

The Colony, Texas 75056

October 19, 2020

Re:	Letter Agreement

Ladies and Gentlemen:

We refer to (a) that certain Credit Agreement, dated as of October 19, 2020, by and among Quest Resource Holding Corporation (together with its Affiliates, the “Company”), as Holdings, Quest Resource Management Group, LLC and certain of its affiliates, as Borrowers, Monroe Capital Management Advisors, LLC, a Delaware limited liability company, as Administrative Agent and Lead Arranger and the lenders party thereto (as amended, restated, supplemented, refinanced, extended or otherwise modified from time to time, the “Credit Agreement”) and (b) those certain Warrants to Purchase Shares of Common Stock (each a “Warrant” and collectively, the “Warrants”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms either in the Credit Agreement in effect from time to time, and if the Credit Agreement is Paid in Full, then immediately prior to such Payment in Full, or the Warrants, as applicable.

This letter agreement (this “Letter Agreement”) confirms our agreement that, in connection with and effective as of your execution of the Credit Agreement and our issuance of the Warrants the Company shall grant the following contractual rights to the holders of the Warrants (the “Holders”):

1.	Minimum Net Warrant Proceeds. On the date that is ten (10) days following the later to occur of (a) the Holders’ full exercise of the Warrants for all Warrant Shares issuable in connection therewith and (b) the second anniversary of the Closing Date (such date set forth in clause (i) or (ii), the “Measurement Date”), the Company shall make a payment in cash to the Holders, based on each Holder’s pro rata portion of the Warrant Shares issued to such Holder, in an aggregate amount equal to the greater of (i) $0 and (ii)(A) $1,000,000, minus (B) the Net Warrant Proceeds (if any) received by the Holders after the Closing Date but prior to the Measurement Date (the “Minimum Proceeds”); provided, that in order for the Holders to receive such Minimum Proceeds, the Holders agree to sell all Warrant Shares underlying the Warrants at the same time. The Company may make such payment either from cash on hand or from the net cash proceeds from the issuance of equity interests of the Company.

2.	Net Warrant Proceeds. For purposes of this Letter Agreement, “Net Warrant Proceeds” shall mean (a) all cash proceeds received by the Holders solely in connection with the sale of Warrant Shares issued upon exercise of the Warrants, minus (b) all costs relating to the exercise of the Warrants or the sale or transfer of the applicable Warrant Shares exercisable in connection therewith, including, without limitation, payment of the Aggregate Exercise Price and any reasonable legal, accounting or other fees, expenses or commissions as a result of the exercise of the Warrants or the sale or transfer of the applicable Warrant Shares. For the avoidance of doubt, Net Warrant Proceeds shall not include or take into account any proceeds received by the Holders under the Credit Agreement, any Credit Document or otherwise in a Holder’s capacity as a lender to the Borrowers or any of their subsidiaries. Notwithstanding anything set forth herein to the contrary, in the event the sale of Warrant Shares issued upon exercise of the Warrants would result in Net Warrant Proceeds of less than the Minimum Proceeds, as determined by the Weighted Average Price of such Warrant Shares in an open market transaction for the ten (10) Trading Days prior to such contemplated sale, the Holders agree to grant the Company a right of first refusal to repurchase the Warrants (or the Warrant Shares if the Warrants have been exercised in full) for the Minimum Proceeds, before the Holders are permitted to sell the Warrant Shares.

3.	Termination. The Letter Agreement, unless otherwise terminated prior to such date by mutual agreement of the Company and Holders, shall survive the termination of the Credit Agreement and the Warrants until all required payments by the Company to Holders pursuant to Section 1 hereof have been validly paid in full.

4.	Breach By Affiliates. The Company shall be fully responsible and liable for any breach of this Agreement by its Affiliates as though such Affiliates were parties hereto and directly undertook the same obligations as the Company hereunder.

5.	Assignment. A Holder may assign its rights under this Letter Agreement, in full or in part, (i) in connection with the assignment to a third party of any right, title or interest in any portion of the Warrants or Warrant Shares or (ii) to any Affiliate of Holder; provided, that such Holder provides the Company with written notice of such assignment. For clarity, multiple separate assignments of separate rights under this Letter Agreement to different third parties or Affiliates of a Holder are permitted. The Company may not assign or transfer any of its rights or obligations under this Letter Agreement without the prior written consent of Holders. Any purported assignment in violation of this Section 5 shall be void.

6.	Governing Law; Jurisdiction. This Letter Agreement shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Letter Agreement shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in the Warrants or such other address as the Company subsequently delivers to the Holders and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holders from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holders, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holders. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THE LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

7.	Miscellaneous. Upon execution of this Letter Agreement, the terms of this Letter Agreement shall be binding upon, and in full force and effect, against the Company. In the event of a conflict between the provisions of this Letter Agreement and the Warrants or the Credit Agreement, the provisions of this Letter Agreement shall control. This Letter Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

8.	Severability; Construction. If any provision of this Letter Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Letter Agreement so long as this Letter Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). This Letter Agreement shall be deemed to be jointly drafted by the Company and Holders and shall not be construed against any person as the drafter hereof.

9.	Confidentiality. The Company and Holders each acknowledge that the existence and the terms of this Letter Agreement and any oral or written information exchanged between the parties in connection with the preparation and performance this Letter Agreement are regarded as confidential information. Each party hereto shall maintain the confidentiality of all such confidential information, and without obtaining the written consent of the other parties hereto, shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder.

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Very truly yours,

QUEST RESOURCE HOLDING CORPORATION

By:	/s/ Laurie L. Latham
Name:	Laurie L. Latham
Title:	Senior Vice President, Chief Financial Officer, Secretary, and Treasurer

[Signature Page to Warrant Side Letter]